NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS A
ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Dynamic Real Return Fund
Neuberger Berman Flexible Select Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Multi-Manager Fund
Neuberger Berman Long Short Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: December 18, 2013